Exhibit (e)(2)

Schedule A

To the Distribution Agreement List of Funds

Dated as of December 9, 2017

All Share Classes of the Following Funds:

Highland Funds I:

Highland Long/Short Equity Fund

Highland Long/Short Healthcare Fund

Highland/iBoxx Senior Loan ETF

Highland Merger Arbitrage Fund

Highland Opportunistic Credit Fund

Highland Floating Rate Fund

Highland Funds II:

Highland Small-Cap Equity Fund

Highland Energy MLP Fund

Highland Fixed Income Fund

Highland Premier Growth Equity Fund

Highland Tax-Exempt Fund

Highland Total Return Fund

Highland Global Allocation Fund

Highland-First Foundation Income Fund